EXHIBIT 10.24

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into as of the 23rd day of October, 2003, by and between Global Power Equipment Group Inc., a Delaware corporation (the “Company”), and Michael H. Hackner, an individual residing in Plymouth, Minnesota 55442 (“Consultant”).

WHEREAS, the Company and its subsidiaries are engaged in the businesses of designing, engineering and fabricating equipment for gas turbine power plants and power-related equipment for industrial operations and providing related value-added services including engineering, retrofit and upgrade, and maintenance and repair, such businesses being conducted on a worldwide basis; and

WHEREAS, Consultant has significant experience and expertise in financial and other matters related to the Company and its subsidiaries on account of his service as the Chief Financial Officer of the Company; and

WHEREAS, pursuant to the Separation Agreement and Release, dated of even date herewith, between the Company and Consultant (the “Separation Agreement”), Consultant has agreed to retire from the Company effective December 12, 2003; and

WHEREAS, the Company and its subsidiaries wish to obtain certain consulting services from Consultant in connection with their business activities after such retirement and Consultant is willing to provide such services to the Company and its subsidiaries on the terms specified herein;

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1. Services. The services to be provided by Consultant will consist of assistance in connection with financial matters related to the Company and its subsidiaries normally performed by the Company’s Chief Financial Officer in accordance with past practice and the facilitation of the Company’s transition to a new Chief Financial Officer, particularly with respect to the Company’s audit, annual reporting and certification requirements for fiscal year 2003 and with respect to prior fiscal periods included in the Company’s annual reporting for such fiscal year (“Services”). All Services will be rendered at the request and under the general direction of the Company’s Chief Financial Officer and other executives of the Company. The Company will provide Consultant such information about the business activities of the Company and its subsidiaries as Consultant may reasonably require in order to carry out the Services.

2. Standard of Performance. All Services will be performed by Consultant with a level of skill and care generally exercised by employees or other consultants engaged in performing the same or similar services. In performing the Services, Consultant will comply fully with all applicable laws.

3. Relationship. The relationship between the Company and Consultant will be that of independent contractors and Consultant will not be or be deemed to be a partner, agent or employee of the Company or any of its subsidiaries. Consultant will not be eligible to participate in any employee pension, insurance, medical, retirement or other fringe benefit plan of the Company or any of its subsidiaries on account of the provision of Services pursuant to this Agreement. Consultant will control the conduct and means of performing the Services.

4. Term. This Agreement will become effective on January 1, 2004 and will continue until December 31, 2004; provided, however, that this Agreement shall terminate and be of no force or effect if Consultant exercises any right of rescission or revocation under the Separation Agreement or the Release contemplated thereby or if Consultant fails to execute and deliver such Release to the Company.

5. Availability. Upon reasonable advance notice, Consultant will be available to perform Services for a cumulative period of up to 40 hours per week and may, upon mutual agreement, provide Services in excess of 40 hours per week.

6. Compensation. The Company will pay Consultant an aggregate fee of $280,039 in consideration of Consultant’s performance of the Services. Such fee will be payable on the last day of each calendar month in 12 equal installments beginning on January 31, 2004; provided, however, that, at the Company’s discretion, such payment may be accelerated based upon substantial completion of assignments, satisfactory performance and other factors, but in no event shall the aggregate amount of payment be less than $280,039. In the event of Consultant’s death during the term of this Agreement, the unpaid portion of such fee shall be paid to Consultant’s estate in accordance with the above payment schedule. In the event of Consultant’s inability to perform the Services during the term of this Agreement on account of disability or incapacity, Consultant shall not be in breach of this Agreement on account thereof and the Company shall continue to make the payments to Consultant called for by this Section 6.

7. Expenses and Facilities. The Company will reimburse Consultant for all reasonable business expenses paid or incurred by Consultant directly in connection with the performance of the Services. In addition, while this Agreement remains in effect and during the time that the Company has requested that Consultant perform any Services, the Company will make available to Consultant without charge appropriate office space, office equipment and clerical assistance for use in connection with Consultant’s performance of such Services. During the term of this Agreement, Consultant will retain possession of the cell phone and portable computer obtained by Consultant from the Company. Upon the expiration of the term of this Agreement, Consultant will retain possession of such portable computer after removal therefrom of all property and software owned or licensed by the Company, including all Confidential Information (as hereinafter defined). If Consultant is requested by the Company to travel outside of the United States, the Company will arrange for business class travel by Consultant.

8. Taxes. Consultant will pay and be fully responsible for all taxes attributable to the compensation payable to Consultant hereunder, including, without limitation, income, Social Security and Medicare taxes.

9. Insurance. While this Agreement remains in effect, Consultant will maintain in force or cause to be maintained in force with respect to any automobile operated by Consultant automobile liability insurance with limits of not less than $100,000 for any one person for bodily injury or death, $300,000 for any one accident for bodily injury or death and $50,000 for property damage. Consultant will provide the Company evidence of such insurance upon its request.

10. Work Product. Consultant agrees that all inventions, drawings, improvements, developments, methods, processes, programs, designs and all similar or related information which relates to the Company’s or any of its subsidiaries’ actual or anticipated business or research and development or existing or future products or services and which are conceived, developed, contributed to or made by Consultant (either solely or jointly with others) during the term of this Agreement or during his prior employment with the Company (“Work Product”) will be the sole and exclusive property of the Company or any such subsidiary. Consultant will promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after the term of this Agreement) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

11. Confidential Information.

(a) Consultant acknowledges that:

(i) the Work Product, artificial intelligence systems, information, customer lists, goodwill, observations and data disclosed to, developed by or obtained by him during the term of this Agreement or during his prior employment with the Company concerning the business or affairs of the Company or any such subsidiary (including without limitation the Company’s and its subsidiaries’ technology, methods of doing business and supplier and customer information) (collectively, “Confidential Information”) are highly confidential and uniquely valuable to the Company and its subsidiaries;

(ii) such Confidential Information is and will continue to be the property of the Company or any such subsidiary;

(iii) the Company and each of its subsidiaries has a proprietary interest in their respective Confidential Information, including without limitation the identity of their respective customers and suppliers, solicited customers, customer and supplier lists;

(iv) the continued success of the Company and its subsidiaries depends in large part on keeping the Confidential Information from becoming known to competitors of the Company and its subsidiaries; and

(v) the Company and its subsidiaries will be irreparably harmed by disclosure of any Confidential Information.

(b) Therefore, Consultant agrees:

(i) That, during the term of this Agreement and for all times thereafter, except as required by law or court order, he will not directly or indirectly disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Consultant’s acts or omissions to act;

(ii) To use his best efforts and diligence to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft;

(iii) That upon the expiration of the term of this Agreement or at any other time the Company may request, for whatever reason, Consultant will deliver (and in the event of Consultant’s death or incapacity, his representative will deliver) to the Company all computer equipment or backup files of or relating to the Company and its subsidiaries, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, the Work Product or the business of the Company or any of its subsidiaries which he may then possess or have under his control provided that after removal by the Company of Confidential Information, if any, Consultant’s portable computer shall be returned to Consultant pursuant to Paragraph 7 of this Agreement. If the Company requests, Consultant (or his representative) agrees to provide written confirmation that Consultant has returned all such materials to the Company or one of its subsidiaries; and

(iv) That upon the expiration of the term of this Agreement or at any other time the Company may request, for whatever reason, Consultant will assign all rights, title and interest in the Confidential Information, the Work Product, all computer equipment or backup files of or relating to the Company or any of its subsidiaries, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, the Work Product or the business of the Company or any of its subsidiaries which Consultant may then possess, has under his control, or has ever developed, obtained, or contributed to during his tenure with the Company.

12. Noncompete; Nonsolicitation.

(a) Consultant agrees that, during the term of this Agreement (the “Restricted Period”), he will not directly or indirectly own, operate, manage, control, participate in, consult with, advise, provide services for, or in any manner engage in any business (including by himself or in association with any person, firm, corporate or other business organization or through any other entity) in competition with the businesses of the Company or any of its subsidiaries as such businesses exist during the term of this Agreement, within the United States or any other geographical area in which the Company or any of its subsidiaries engages in such businesses. Nothing herein will prohibit Consultant from being a passive owner of not more than 2% of the outstanding stock of a corporation which is publicly traded, so long as Consultant has no active participation in the business of such corporation.

(b) During the Restricted Period, Consultant will not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or any such subsidiary, or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee thereof, including without limitation, inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of the Company or any of its subsidiaries, (ii) hire any person who was an employee of the Company or any of its subsidiaries at any time during Consultant’s employment period, or (iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any such subsidiary, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company or any of its subsidiaries.

(c) Consultant agrees that: (i) the covenants set forth in this Section 12 are reasonable in geographical and temporal scope and in all other respects, (ii) the Company would not have entered into this Agreement but for the covenants of Consultant contained herein, and (iii) the covenants contained herein have been made in order to induce the Company to enter into this Agreement.

(d) If, at the time of enforcement of this Section 12, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

13. Remedies. Consultant recognizes and affirms that in the event of his breach of any provision of Section 10, 11 or 12 hereof, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, Consultant agrees that in the event of a breach or a threatened breach by Consultant of any of the provisions of Section 10, 11 or 12 hereof the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

14. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, charges prepaid, or sent via facsimile. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

Global Power Equipment Group Inc.

6120 South Yale, Suite 1480

Tulsa, OK 74136

Attention: General Counsel

Facsimile No.: (918) 274-2367

To the Consultant:

Michael H. Hackner

13020 44th Avenue, North

Plymouth, Minnesota 55442

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any such notice, demand or other communication will be deemed to have been received (a) when delivered, if personally delivered, or sent by nationally-recognized overnight courier or sent via facsimile or (b) on the third business day following the date on which the piece of mail containing such notice, demand or other communication is posted if sent by certified or registered mail.

15. Severability. If any provision or clause of this Agreement, or portion thereof shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision will not be thereby affected and will be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area matter covered thereby, such court will reduce the duration, area, or matter of such provision, and, in its reduced form, such provision will then be enforceable and will be enforced.

16. Assignment. All rights and obligations herein contained will inure to the benefit of and be binding upon the Company, Consultant, their successors and their permitted assigns. Consultant will not assign any rights or obligations under this Agreement without the prior written consent of the Company.

17. Governing Law. Except as otherwise provided below, this Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. It is acknowledged, however, that the terms and provisions of this Agreement have been arrived at in good faith by the parties hereto, and the parties intend that this Agreement shall be fully enforceable. To that end the parties agree that to the extent that this Agreement or some aspect thereof or the performance or breach thereof bears a reasonable relationship to a jurisdiction other than the State of Minnesota and if the same shall be enforceable under the laws of such jurisdiction but not the State of Minnesota, the laws of the jurisdiction in which such enforceability prevails shall govern their rights and duties in that regard.

18. Entire Agreement and Waiver. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any other understanding entered into by or on account of the parties with respect to the subject matter hereof to the extent inconsistent herewith. This Agreement may not be changed, modified or amended except in writing signed by the parties hereto. The failure of either party to exercise any rights under this Agreement for a breach thereof will not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

19. Effectiveness. This Agreement shall be void and of no force or effect if Consultant does not execute and deliver this Agreement and the Separation Agreement to the Company on or before December 12, 2003.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“Company”		“Consultant”

Global Power Equipment Group Inc.

By:	/s/ Larry Edwards	/s/ Michael H. Hackner
	Larry Edwards	Michael H. Hackner
	Chief Executive Officer	Date of Signature: October 23, 2003
Date of Signature: October 23, 2003